UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
 _____________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 28, 2015

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MEDTRONIC PUBLIC LIMITED COMPANY
(Exact name of Registrant as Specified in its Charter)

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Ireland	1-36820	98-1183488
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 On Hatch, Lower Hatch Street Dublin 2, Ireland
(Address of principal executive offices)

(Registrant’s telephone number, including area code): +353 1 438-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On September 28, 2015, Medtronic plc (the “Company”) announced that it has completed an internal restructuring of the ownership of certain legacy Covidien businesses that reduces the cash and investments held by Medtronic’s U.S.-controlled non-U.S. subsidiaries (the “Restructuring”).  As a result of the Restructuring, the Company will recognize a one-time charge of approximately $500 million, primarily relating to U.S. income tax expense, in the Company’s second quarter of fiscal year 2016.  As a result of the Restructuring, approximately $9.8 billion (or approximately $9.3 billion net of tax) of cash, cash equivalents and investments in marketable debt and equity securities previously held by U.S.-controlled non-U.S. subsidiaries is available for general corporate purposes.  The Restructuring provides Medtronic with additional financial flexibility and increased confidence in the Company’s ability to meet its financial commitments, which include continuing to target an “A” credit profile through a reduction in its debt to EBITDA ratio by the end of fiscal year 2018, returning a minimum of 50 percent of its free cash flow to shareholders through dividends and share repurchases, and pursuing financially disciplined M&A.

If this Restructuring had occurred during the Company’s first quarter of fiscal year 2016, then the Company would have had approximately $5.5 billion of cash, cash equivalents and investments in marketable debt and equity securities held by U.S.-controlled non-U.S. subsidiaries, and approximately $12.5 billion of cash, cash equivalents and investments in marketable debt and equity securities not held by U.S.-controlled non-U.S. subsidiaries.  The Restructuring does not affect Medtronic’s previously issued fiscal year 2016 revenue outlook or non-GAAP earnings per share guidance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDTRONIC PUBLIC LIMITED COMPANY

	By	/s/ Gary L. Ellis
Date: September 28, 2015		Gary L. Ellis
Executive Vice President and Chief Financial Officer